UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2025

THERIVA BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-12584	13-3808303
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9605 Medical Center Drive, Suite 270

Rockville, Maryland 20850

(Address of principal executive offices and zip code)

(301) 417-4364

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	TOVX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On December 29, 2025, Theriva Biologics, Inc. (the “Company”) issued a press release announcing receipt of Scientific Advice from the Committee for Medicinal Products for Human Use (“CHMP”) of the European Medicines Agency (“EMA”) on the design of a Phase 3 clinical trial of lead clinical candidate VCN-01 in combination with gemcitabine/nab-paclitaxel standard-of-care (“SoC”) chemotherapy for the first-line treatment of metastatic pancreatic adenocarcinoma (“PDAC”). The Company has previously reported the results of the VIRAGE randomized, controlled Phase 2b clinical trial, demonstrating that PDAC patients in the VCN-01 plus gemcitabine/nab-paclitaxel SoC treatment arm demonstrated increased overall survival, progression free survival, and duration of response compared to patients in the control arm treated with gemcitabine/nab-paclitaxel SoC alone. Even greater increases in these parameters were observed in patients who received 2 doses of VCN-01 administered 3 months apart.

CHMP advised that a potential future marketing authorization application (“MAA”) for VCN-01 in metastatic PDAC could be supported by the Company’s proposed clinical development strategy comprising a single, high-quality, double-blinded, randomized, placebo-controlled Phase 3 trial if it demonstrates a compelling benefit-risk ratio with VCN-01 plus gemcitabine/nab-paclitaxel SoC compared to gemcitabine/nab-paclitaxel SoC alone. The CHMP scientific advice included agreement on the proposed inclusion/exclusion criteria, primary endpoint (overall survival), secondary endpoints (including progression free survival, duration of response, and patient reported outcomes), sample size, and the use of an adaptive design to potentially optimize trial timelines and outcomes. Importantly, CHMP recognized the increased improvement in overall survival of patients receiving 2 doses of VCN-01 in the VIRAGE study, and agreed with the proposed dosing of VCN-01 and gemcitabine/nab-paclitaxel in repeated “macrocycles”, enabling more than 2 doses of VCN-01 to be administered in the Phase 3 trial. CHMP further suggested that more frequent dosing of VCN-01 could be considered.

The information in this Item 7.01 and in the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended and shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing. The press release furnished as Exhibit 99.1 to this Current Report on Form 8-K includes “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

Item 8.01. Other Events.

On December 29, 2025, the Company issued a press release announcing receipt of Scientific Advice from the CHMP of the EMA on the design of a Phase 3 clinical trial of lead clinical candidate VCN-01 in combination with gemcitabine/nab-paclitaxel SoC chemotherapy for the first-line treatment of metastatic PDAC. The Company has previously reported the results of the VIRAGE randomized, controlled Phase 2b clinical trial, demonstrating that PDAC patients in the VCN-01 plus gemcitabine/nab-paclitaxel SoC treatment arm demonstrated increased overall survival, progression free survival, and duration of response compared to patients in the control arm treated with gemcitabine/nab-paclitaxel SoC alone. Even greater increases in these parameters were observed in patients who received 2 doses of VCN-01 administered 3 months apart.

CHMP advised that a potential future marketing authorization application (“MAA”) for VCN-01 in metastatic PDAC could be supported by the Company’s proposed clinical development strategy comprising a single, high-quality, double-blinded, randomized, placebo-controlled Phase 3 trial if it demonstrates a compelling benefit-risk ratio with VCN-01 plus gemcitabine/nab-paclitaxel SoC compared to gemcitabine/nab-paclitaxel SoC alone. The CHMP scientific advice included agreement on the proposed inclusion/exclusion criteria, primary endpoint (overall survival), secondary endpoints (including progression free survival, duration of response, and patient reported outcomes), sample size, and the use of an adaptive design to potentially optimize trial timelines and outcomes. Importantly, CHMP recognized the increased improvement in overall survival of patients receiving 2 doses of VCN-01 in the VIRAGE study, and agreed with the proposed dosing of VCN-01 and gemcitabine/nab-paclitaxel in repeated “macrocycles”, enabling more than 2 doses of VCN-01 to be administered in the Phase 3 trial. CHMP further suggested that more frequent dosing of VCN-01 could be considered.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release issued by Theriva Biologics, Inc., dated December 29, 2025
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2025	THERIVA BIOLOGICS, INC.

	By:	/s/ Steven A. Shallcross
		Name:	Steven A. Shallcross
		Title:	Chief Executive Officer and Chief Financial Officer